Exhibit 10.12
FIRST AMENDMENT TO OFFICE SPACE LEASE
This First Amendment to Office Space Lease (this “Amendment”) is made and entered into this 1st day of November, 2010, by and between WASHINGTON STREET ASSOCIATES II, L.P., a Pennsylvania limited partnership having an office at 2701 Renaissance Boulevard, Fourth Floor, King of Prussia, PA 19406 (“Landlord”), and NUPATHE INC., a Delaware corporation having an office at 227 Washington Street, Suite 200, Conshohocken, PA 19428 (“Tenant”).
RECITALS
WHEREAS, pursuant to that certain Office Space Lease dated January 10, 2008 (the “Lease”), Landlord currently leases to Tenant that certain premises consisting of approximately eleven thousand seventy-five (11,075) rentable square feet of office space (the “Initial Premises”) on the second (2nd) floor of that certain building known as Millennium III and located at 227 Washington Street, Conshohocken, PA 19428 (the “Building”); and
WHEREAS, Landlord and Tenant desire to amend the Lease for the purpose of, inter alia, Tenant leasing certain additional storage space located on the ground level of the Building, upon the terms, conditions and agreements set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
1. Incorporation of Recitals. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.
2. Lease of Additional Premises; Term. The Lease is hereby amended to provide that Landlord hereby demises unto Tenant, and Tenant hereby leases from Landlord, all that certain space containing approximately two hundred forty (240) rentable square feet of storage space on the ground level (the “Additional Premises”) of the Building, as shown on Exhibit A attached hereto and made a part hereof. The term of the Lease for the Additional Premises shall commence on October 18, 2010 (the “Additional Premises Commencement Date”) in accordance with the terms of Section 3(a) of this Amendment. The lease term for the Additional Premises shall be coterminous with the Term for the Initial Premises, which, for the avoidance of doubt, expires on March 31, 2013 unless otherwise terminated or extended pursuant to the terms of the Lease. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease, except as otherwise expressly provided to the contrary in this Amendment. Landlord and Tenant hereby agree that for all periods under the Lease from and after the Additional Premises Commencement Date, the defined term “Premises,” as defined in the Lease, shall mean and include both the Initial Premises and the Additional Premises, containing a total of eleven thousand three hundred fifteen (11,315) rentable square feet, unless the context otherwise requires or this Amendment expressly provides otherwise.

3. Acceptance of Additional Premises; Improvement Rebate Amount; Partitioning.
(a) Tenant accepts the Property and the Additional Premises in their “AS IS” “WHERE IS” condition or state. Landlord shall have no obligations to make any improvements to the Premises.
(b) All references in the Lease to the “Improvement Rebate Amount” shall be deemed to apply only to the Initial Premises; Tenant shall not receive all or any portion of the Improvement Rebate Amount with regard to the Additional Premises.
(c) Landlord, at Tenant’s sole cost and expense, shall partition the Additional Premises from the remainder of the storage space shown on Exhibit A. Tenant shall reimburse Landlord for Landlord’s costs and expenses related thereto within thirty (30) days of receipt of Landlord’s invoice therefor.
4. Permitted Use. The permitted use of the Additional Premises shall be for the storage of clinical supplies (the “Additional Premises Permitted Use”), and for no other purpose, subject to all applicable laws and all rules and regulations of the Building and insurers of the Building. From and after the Additional Premises Commencement Date the defined term “Permitted Use,” as defined in the Lease, shall mean and include both the Permitted Use with respect to the Initial Premises and the Additional Premises Permitted Use.
5. Fixed Basic Rent for Additional Premises. In addition to Fixed Basic Rent for the Initial Premises, as provided in the Lease, beginning on the Additional Premises Commencement Date, Tenant shall pay Fixed Basic Rent to Landlord for the Additional Premises (“Additional Premises Fixed Basic Rent”), calculated and payable as follows:

	Rentable Square	Rate Per Rentable		Monthly
Year	Feet	Square Foot	Yearly Rate	Installment
10/18/10 – 3/31/13	240	$8.00	$1,920.00	$160.00
Landlord and Tenant hereby agree that for all periods under the Lease from and after the Additional Premises Commencement Date, the word “Fixed Basic Rent,” as defined in the Lease, shall mean and include both Fixed Basic Rent for the Initial Premises and the Additional Premises Fixed Basic Rent. Further, the reference in Section G of the Preamble to an abatement of Fixed Basic Rent for a portion of the Initial Premises shall not be deemed to apply to the Additional Premises.
6. Parking. The fourth (4th) sentence in Section 2 is hereby deleted in its entirety and replaced with the following:
“Tenant’s interest in the Premises shall include, at no cost to Tenant, the right to use up to three and a half (3.5) unreserved parking spaces for every one thousand (1,000) rentable square feet within the Initial Premises.”

7. Operating Expenses; Utility Charges; Tenant’s Operating Expenses Share. Notwithstanding anything to the contrary contained in this Amendment or in the Lease: (i) Tenant shall not be responsible for the payment of any Operating Expenses with respect to the Additional Premises; (ii) Tenant shall not be responsible for the payment of any charges for electricity, light, heat, air conditioning, HVAC or other utilities with respect to the Additional Premises, whether or not such usage is sub-metered; and (iii) neither the Additional Premises, nor the rentable square feet of the Additional Premises, shall be included in calculating the Tenant’s Operating Expenses Share or the Tenant’s Operating Expenses Share of any payment required to be made by Tenant under this Amendment or the Lease (including, without limitation, payments relating to Operating Expenses or charges for electricity, light, heat, air conditioning, HVAC or other utilities).
8. Electric Sub-Meters. The third (3rd) sentence in Section 12 is hereby deleted in its entirety and replaced with the following:
“A separate sub-meter has been installed in the Initial Premises and Tenant shall pay Landlord for the consumption of electricity based upon its sub-metered usage as Additional Rent and Landlord shall not charge a mark-up for such electricity.”
9. Common Area Utility Charges. The seventh (7th) sentence of Section 12 is hereby deleted in its entirety and replaced with the following:
“In addition, Tenant agrees to pay as Additional Rent Tenant’s Operating Expenses Share of all charges for electricity, light, or other utilities used generally at the Property (i.e., not within tenant occupied premises of the Building).”
10. Renewal Option. For purposes of clarity, the Renewal Option set forth in Section 45 of the Lease shall also include the Additional Premises.
11. Broker’s Commission. Landlord and Tenant each represent and warrant to the other party hereto that Binswanger of Pennsylvania, Inc. is the sole broker with whom Landlord or Tenant, as applicable, has negotiated in bringing about this Amendment. Landlord agrees to indemnify and hold Tenant harmless from any and all claims and expenses of Binswanger of Pennsylvania, Inc arising out of or in connection with the negotiation of or the entering into this Amendment by Landlord and Tenant. Landlord and Tenant each agree to indemnify and hold the other party hereto harmless from any and all claims and expenses of any other broker that the indemnifying party has dealt with arising out of or in connection with the negotiation of or the entering into this Amendment by Landlord and Tenant.
12. Binding Effect. The Lease, as amended hereby, shall be binding upon and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns. Except as specifically amended and modified hereby, the Lease and each of the terms, covenants and conditions set forth therein shall remain in full force and effect and are in all respects adopted, ratified and confirmed.

13. Entire Agreement. The Lease, as amended hereby, is a complete statement of all of the terms of the arrangements between the parties with respect to the matters pertaining to the Premises, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.
14. Governing Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania.
15. Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.
16. Counterparts. This Amendment may be executed electronically and in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Amendment.
17. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives the day and year first above written.

LANDLORD: WASHINGTON STREET ASSOCIATES II, L.P., a Pennsylvania limited partnership
By:	Washington Street Associates II Acquisition Corporation, a Pennsylvania corporation, its sole general partner
	By:	/s/ Richard Heany
Richard Heany, President

TENANT: NUPATHE INC., a Delaware corporation
By:	/s/ Jane H. Hollingsworth
Name: Jane H. Hollingsworth
Title: Chief Executive Officer

EXHIBIT A
Drawing of Premises follows this cover page